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                                   EXHIBIT 5.1




                                 August 5, 1999

BackWeb Technologies Ltd.
3 Abba Hillel Street
Ramat Gan, Israel

        RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by
you with the Securities and Exchange Commission on or about August   , 1999 (the
"Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 10,266,666 Ordinary Shares to be issued under the 1996 Israeli Employees Stock Option Plan, 1996 U.S. Option Plan and 1998 U.S. Option Plan, and 600,000 Ordinary Shares to be issued under the 1999 Employee Stock Purchase Plan (the "Plans") (collectively the "Shares"). As legal counsel for BackWeb Technologies Ltd., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

        It is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

                                             Very truly yours,

                                             WILSON SONSINI GOODRICH & ROSATI
                                             Professional Corporation